EXHIBIT 77(O) MORGAN STANLEY DEAN WITTER STRATEGIST FUND 10f-3 transactions for the period January 1, 2000- April 30,
   2000 S TOTAL ISSUED/ DATE PRICE SHARES % of PRINCIPAL PURCHASED SECURITY PURCHASED SHARE PURCHASED Assets AMOUNT
   BY FUND BROKER(S) AIG Sunamerica 7.6% 6/15/05 06/08/00 $100.00 $4,000,000 0.200% $ 700,000,000.00 0.570% Merrill
 Lynch Bell South 7.5% 2/15/10 02/11/00 $ 99.78 $2,000,000
   0.080% $2,000,000,000.00 0.200% Lehman Brothers Block
Financial 8.5% 4/15/07 04/13/00 $ 99.16 $4,000,000 0.200% $
500,000,000.00 0.800% Salomon Smith Barney Daimler Chrysler
      7.75% 6/15/05 06/01/00 $ 99.56 $7,500,000 0.340%
 $1,000,000,000.00 0.750% Goldman Sachs Dominion Resources
   8.125% 6/15/10 06/21/00 $ 99.903 `$2,000,000 1.767% $
 700,000,000.00 0.286% Merrill Lynch Deutsche Telekom 8.25% 6/15/30 06/28/00 $ 99.93 $5,000,000 0.220% $3,500,000,000.00
  0.140% Goldman Sachs Goodyear Tire & Rubber 8.5% 3/15/07 03/14/00 $100.00 $4,000,000 0.167% $ 300,000,000.00 1.333%
 Bear Stearns Household Finance 8% 5/9/05 05/02/00 $ 99.91
  $4,000,000 0.200% $2,000,000,000.00 0.200% Merrill Lynch
 HSBC Cap Funding 9.547% 6/30/10 04/14/00 100.00 $2,000,000
 0.090% $1,350,000,000.00 0.150% HSBC Securities Huntington
National Bank 8% 4/1/10 03/23/00 $ 99.23 $3,000,000 0.125% $
 150,000,000.00 2.000% First Boston Lowe's COS 8.25% 8/1/00
 05/31/00 $ 99.74 $4,000,000 0.200% $ 500,000,000.00 0.800%
                       Merrill Lynch